Exhibit 8.3

Cloudary Corporation
No. 35 Boxia Road, Pudong New Area
Shanghai, 201203
People’s Republic of China
July 11, 2011
Dear Sirs:
We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC.
We are acting as PRC counsel for Cloudary Corporation (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with Securities and Exchange Commission under the U.S. Securities Act of 1933, relating to the offering by the Company and certain selling shareholders of the Company a certain number of American Depositary Shares (the “ADSs”), each of which represents one or more Class B ordinary shares, par value US$0.01 per share, of the Company; and (ii) the Company’s proposed listing and offering of its ADSs on New York Stock Exchange, or NYSE (collectively, the “Offering”).
In rendering our opinion we have examined originals or copies, certified or otherwise identified to our satisfaction, of all such documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering our opinion.
For the purpose of providing our opinion, save as expressly mentioned in our legal opinion, we have assumed the genuineness of signatures, chops and seals, the authenticity of all documents submitted to us as originals and the conformity to the authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
For the purpose of our opinion, “PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars and judicial interpretations of the PRC.

We confirm that our opinion as to the material PRC tax consequences of an investment in the ADSs is set forth in full under “Taxation — PRC Taxation” in the Registration Statement.
Our opinion relates to PRC Laws in effect on the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.
Our opinion is rendered only with respect to PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.
We hereby consent to the use of our opinion in, and the filing hereof as an exhibit to, the Registration Statement and further consent to the reference of our name in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.
Yours Sincerely,
/s/ Jade & Fountain PRC Lawyers
Jade & Fountain PRC Lawyers

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